Calculation of Filing Fee Tables
S-8
INTERNATIONAL BUSINESS MACHINES CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Capital Stock, par value $.20 per share	Other	40,357,987	$ 227.32	$ 9,174,177,604.84	0.0001381	$ 1,266,953.93
Total Offering Amounts:						$ 9,174,177,604.84		$ 1,266,953.93
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,266,953.93
Offering Note
[1]	Note (1)(a): Capital Stock registered consists of 40,357,987 shares of Capital Stock reserved for issuance under the IBM 2026 Long-Term Performance Plan. Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), to the extent additional shares of Capital Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by International Business Machines Corporation's Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional Capital Stock. Note (1)(b): Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of $ 227.32 per share of Capital Stock, which is the average of the high and low prices of the Capital Stock on the New York Stock Exchange on April 23, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources